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                                                                    EXHIBIT 99.1



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  W. R. Berkley Corporation                   NEWS
  165 Mason Street, P.O. Box 2518             RELEASE
  Greenwich, Connecticut 06836-2518
  (203) 629-3000
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           FOR IMMEDIATE RELEASE                CONTACT: Eugene G. Ballard
                                                         Senior Vice President-
                                                         Chief Financial Officer
                                                         and Treasurer
                                                         203-629-3000

                       W. R. BERKLEY CORPORATION ANNOUNCES
                        INCREASE IN REINSURANCE RESERVES

     Greenwich, CT, February 5, 2002 -- W. R. Berkley Corporation (NYSE: BER) announced today that it will increase loss reserves for its discontinued alternative markets reinsurance business by $34 million, after tax, in the fourth quarter of 2001. The company also stated that it will strengthen loss reserves for its treaty reinsurance business by $21 million, after tax, primarily for reinsurance contracts that were not renewed and are no longer in effect. This is in addition to a previously announced fourth quarter charge of $12 million, after tax, for potential losses from the Enron bankruptcy.

     The company expects to report a net loss of approximately $2.05 per share for the fourth quarter of 2001. Realized losses in the fourth quarter will include a charge of approximately $7 million, after tax and minority interest, for a reduction in the carrying value of investments held by a subsidiary in Argentina.

     The company expects to report an operating loss (excluding discontinued businesses, realized investment losses and restructuring charges) of approximately 50 cents per share in the fourth quarter of 2001.

     The company plans to report its full quarterly results after the close of business on Thursday, February 14, 2002.



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     William R. Berkley, chairman and chief executive officer, said: "It is important to recognize the reality of the unprofitable treaty reinsurance marketplace over the past several years. We experienced an unexpected level of reinsurance claim activity in the fourth quarter and have adjusted our loss reserves accordingly."

     Mr. Berkley continued, "The company's on-going premium levels and underwriting profits are expected to result in earnings of $4.00 to $4.50 per share in 2002. Current pricing and volume levels for new and renewal business have reinforced our optimism for continued improvement over the next several years."

     Founded in 1967, W. R. Berkley Corporation is an insurance holding company which operates in five segments of the property casualty insurance business: specialty insurance, alternative markets, reinsurance, regional property casualty insurance and international.

This is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein, including statements related to our outlook for the industry and for our performance for the year 2001 and beyond, are based upon the Company's historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. They are subject to various risks and uncertainties, including but not limited to, the cyclical nature of the property casualty industry, the long-tail and potentially volatile nature of the reinsurance business, product demand and pricing, claims development and the process of estimating reserves, timing and development of losses related to the Enron bankruptcy, the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attacks of September 11, 2001, the increased level of our retention, natural and man-made catastrophic losses, including as a result of terrorist activities, the impact of competition, the availability of reinsurance, the ability of our reinsurers to pay reinsurance recoverables owed to us, investment results, exchange rate and political risks, legislative and regulatory developments, changes in the ratings assigned to us by ratings agencies, the effects of the refocusing of our business, including our withdrawal from the personal lines business, uncertainty as to reinsurance coverage for terrorist acts, the availability of dividends from our insurance company subsidiaries, our successful integration of acquired companies or investment in new insurance ventures, our ability to attract and retain qualified employees, and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission. These risks could cause actual results of the industry or our actual results for the year 2001 and beyond to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

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